Exhibit 10.1

CREE, INC.

FISCAL 2006
MANAGEMENT INCENTIVE COMPENSATION PLAN

The following Management Incentive Compensation Plan (the “Plan”) is adopted by Cree, Inc. and its consolidated subsidiaries (collectively, the “Company”) for its fiscal year ending June 25, 2006:

1.  Purpose. The purpose of the Plan is to motivate and reward excellent performance, to attract and retain outstanding senior management, to create a strong link between strategic and corporate operating plans and individual performance, to achieve greater corporate performance by focusing on results, and to encourage teamwork at the highest level within the organization. The Plan rewards participants with incentives based on their contributions and the attainment of specific corporate and individual performance goals. Incentives are calculated in part based on a performance multiplier multiplied by the participant’s Target annual incentive. Target annual incentive awards vary according to the position level.

2.  Eligibility. Eligible participants include the Chairman, the Chief Executive Officer, senior level managers of the Company who report directly to the Company’s Chief Executive Officer, and other key managers who have been identified as participants by the Chief Executive Officer. No participant or other employees have a right to be selected for participation in the Plan despite having participated in any predecessor Plan.

3.  Plan Awards:

3.1  Target Award Levels. The target award level represents the award for 100% achievement of objectives. The target awards are expressed as a percentage of salary and vary based on position. The actual target award amount is determined by multiplying the participant’s base salary earned during the award period by the target award percentage.

3.2  Determination of Awards. For the positions of Chairman and Chief Executive Officer, awards are based 100% on achieving predetermined corporate goals. Awards for all other eligible positions are determined based on performance against measures in two categories. Corporate and Individual. Unless otherwise approved by the Compensation Committee, corporate performance goals are weighted at 60% of the individuals’ target award and individual performance goals are weighted at 40% of the individual’s total target award. Eligible participants can earn from 0% to 100% of the individual target award for individual performance goals, and eligible participants can earn from 0% to 150% of the target award measured against corporate performance.

3.3  Corporate Measures. The Corporate performance measures and corresponding goals are based on meeting or exceeding revenue targets for the fiscal year and meeting or exceeding net income or earnings per share targets for the fiscal year. Financial performance is measured at fiscal year end and any corresponding awards paid to eligible participants following approval of the Compensation Committee, in the case of executive officers, and approval of the Chief Executive Officer, in all other cases.

3.4  Individual Measures. Individual performance measures are established at the beginning of each fiscal quarter. Each participant, in conjunction with the Chief Executive Officer, will develop a minimum of three (3) performance measures specific to his or her unit’s performance. For each performance measure, a performance goal (as a percentage) is determined. Performance goals are standards for evaluating success associated with a specific performance measure and are expressed as either Minimum or Target goals. Minimum performance goals are the lowest level of competent performance that is eligible for the award. Performance at the minimum performance level will yield an award that is 25% of the individual performance target award. Target individual performance goals are the expected level of performance. Performance at the target performance level will yield an award that is equal to the individual performance target award. Performance below the minimum individual performance level will result in no incentive payment for that fiscal quarter for the individual measure. Individual performance measures are measured at quarter end and any corresponding awards paid to eligible participants following approval of the Chief Executive Officer.

4.  Other Provisions:

4.1  Termination of Employment. If a participant’s employment terminates prior to the end of an award period on account of death, or disability determined under the Company’s long-term disability plan, the award will be calculated on a pro rata basis based on the number of months employed during the period. If a participant terminates during the award period for reasons other than those stated above, no award will be made. Unless otherwise approved by the Compensation Committee, in the case of executive officers, or by the Chief Executive Officer, in any other case, a participant must be employed by the Company on the date of payment in order to have a right to payment and any participant who terminates employment with the Company prior to the date of payment, with or without cause, shall forfeit his or her rights to any unpaid award.

4.2  New Hires. Except as otherwise provided in Section 4.1, participants whose participation begins after commencement of an award period are eligible to receive a pro rata portion of the award based on the number of months of employment with the Company.

4.3  Exceptions. In order to ensure that the Company’s best interests are met, the amount of a payment on an award otherwise calculated in accordance with this Plan can be increased, decreased or eliminated, at any time prior to payment, in the sole discretion of the Chief Executive Officer, except that no change with respect to any award to the Chairman, the Chief Executive Officer or any executive officer of the Company shall be made without Compensation Committee approval.

4.4  Amendment; Termination. The Plan can be amended, modified or terminated at any time by the Company without prior notice to participants.

4.5  Earned Upon Payment. No amounts shall be considered earned by any participant under the Plan until it is received by the participant from the Company.

4.6  Change In Control. In the event of a Change In Control, as that term is defined in the Equity Compensation Plan, unless there is a written agreement between the participant and the Company which provides benefits to the participant in connection with a Change of Control, target awards for each participant will be paid at the 100% achievement level for the remainder of the performance period subject to the other provisions of this Plan. If there is a written agreement between the participant and the Company that provides benefits to the participant in connection with a Change of Control, the participant will not be eligible for a payment pursuant to this Plan’s Section 4.7.

4.7  Non-Transferability. No right or interest of any participant in this Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

4.8  No Rights to Company Assets. No Plan participant nor any other person will have a right in, nor title to, any assets, funds or property of the Company or any of its subsidiaries through this Plan. Any earned incentives will be payable from the Company’s general assets. Nothing contained in this Plan constitutes a guarantee by the Company or any of its subsidiaries that the assets of the Company and its subsidiaries will be sufficient to pay any earned incentives.